TECHNOLOGY ASSIGNMENT AGREEMENT

THIS AGREEMENT is made and effective as of October 31, 2007

BETWEEN:

Protecwerx Inc.
2292 W.49th Ave.
Vancouver, British Columbia
Canada, V6M 2T9

(hereinafter the "**Company**")

And

Hakeem Hassan
15033 Canary Drive
Surrey, British Columbia
Canada, V3R 4V3

(hereinafter "**Assignor**")

WHEREAS:

A. Assignor has made an Invention (as hereinafter defined) related to the impact protection of the human ankle joint

B. The Company is a Company whose purpose is to develop, manufacture, market and sell useful products; and

C. Assignor wishes to assign all right and title in and to the Invention to the Company, subject to the terms and conditions hereof.

NOW THEREFORE in consideration of the premises and the mutual covenants, terms, conditions and agreement contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, the following terms have the meanings set forth below:

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. The term "control" means the ability to direct the management and policies of such Person, whether through ownership of equity, by contract or otherwise.

"**Agreement**" means this Technology Assignment Agreement including the attached schedule, as the same may be supplemented, amended, restated or replaced in writing from time to time;

"**Assignor Improvements**" means any modifications, enhancements, upgrades or additions to the Technology made or created by or for the Assignor or any Affiliate of Assignor and other than for The Company;

"**Beneficiaries**" means the Parties and their respective Affiliates, as applicable, and their respective current , former, and future directors, officers, employees, appointees, consultants, affiliated corporations, agents and their respective heirs, successors and assigns and "**Beneficiary**" means one of them;

"**Best Efforts**" means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result us achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such person of this Agreement;

"**Calendar Year**" means January 1st through December 31st;

"**Confidential Information**" means the specific terms and conditions set forth in this Agreement , Know-how, and any information, which is non-public, confidential or proprietary in nature, including, without limitation, business information, trade secrets, and any information related to the Technology, any Improvement, or any Product, whether written, or in electronic form, provided that tangible materials are marked as confidential, and provided that information given orally is identified as confidential at the time of disclosure, and confirmed as confidential in writing with 15 days, but shall not include information that:

(a) is or becomes generally available to the public other than as a result of any act of Assignor;

(b) is rightfully received from a Third Party without similar restriction or without breach of this Agreement;

(c) Assignor is able to demonstrate, in writing, was know to it on a non-confidential basis; or

(d) was independently developed by Assignor without the use of any of the Confidential Information.

"**Company Improvements**" means any modifications, enhancements, upgrades or additions to the Technology or to the Intellectual Property made or created by or for the Company;

"**Copyright**" means the rights prescribed in the *Copyright Act* (Canada) and the *Copyright Act* (United States);

"**Effective Date**" shall mean the date first shown in this Agreement;

"**Encumbrance**" means any mortgage, change, pledge, hypothec, lien, encumbrance, restriction, option or security interest of any kind and "Encumber" means to create an Encumbrance;

"**Field of Use**" shall mean all fields of use;

"**Intellectual Property Rights**" means all Patents; Copyrights, trade-names, trademarks, industrial design protection and other intellectual property rights, whether registered or not, owned by or licensed to the Assignor relating to the Technology and which exist as of the Effective Date and may exist in the future;

"**Invention**" means the invention titled "Ankle Armor" as more fully described in the basic information package prepared for Mr. Hakeen S. Hassan by the Invention Submission Corporation and designated as confidential client file #VCR-1151 of the Invention Submission Corporation.

"**Know-how**" means any and all trade secrets, technical expertise, knowledge, confidential information and know-how, whether patentable or unpatentable relation to the Invention, whether in written, machine readable, drawing or oral form, including, without limiting the generality of the foregoing, all technical information, raw material, date, product specifications, processes and designs, operating and production date, calculations, computer programs, instructions and techniques, quality control and other standards, and drawings relating thereto developed by the Assignor and which exists as of the Effective Date;

"**Net Sales**" means the term "Net Sales" shall be computed, accounted for and paid to Assignor after deducting from "gross sales" all "distribution expenses", "costs of production" and "other payments", which terms mean for the purposes hereof, the following:

a. "gross sales" means the aggregate of all sums actually received from all third party sources by Company, by any affiliate of Company, or by any authorized entity acting on Company's behalf, which sums are derived from the exploitation of the Technology in any territory, including but not limited to the sale of Products or the license or sale of any rights in or to the Technology or Products. There shall be excluded from the gross sales the following:

i. Any sums received and thereafter refunded, and if any such sums shall have theretofore been taken into account, then an amount equal to the sum refunded shall be eliminated from subsequent receipts;

ii. Any and all receipts which are refundable until earned or forfeited (but all non-refundable advances or advances which are subject only to delivery or the passage of time shall be included in gross receipts);

b. "distribution expenses" means all actual fees and expenses incurred or paid by Company in connection with selling, exploiting and distributing the Technology or Products and including, without limitation, all taxes (other than income taxes),

tariffs, insurance costs, collection costs, litigation and defense costs and all other direct costs and expenses.

c. "costs of production" shall be defined to mean all direct costs incurred or paid in connection with the research, development, production or manufacture of the Technology or Products including, but no limited to, all such direct costs, an overhead fee equal to ten percent (10%) of production costs (excluding interest and financing charges in calculating the overhead fee only), any commissions payable to any third party and interest on production costs (other than the overhead fee), at the rate charged to Company. There shall be neither interest charged on overhead nor overhead on interest.

d. "other payments" means all Net Sales payments paid to any Third Party.

Net losses arising in connection with any accounting period reported hereunder may be applied against gross sales derived in another period(s).

"**Product**" means any product derived from any part of the Technology or that results from practicing or using the Technology;

"**Parties**" means the Company and Assignor collectively, and "**Party**" means one or any of them;

"**Person**" includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

"**Service**" means any service to Third Parties that is provided by using the Technology, by using the Intellectual Property, by using a Product, or that relates to the Technology, the Intellectual Property, or to a Product;

"**Technology**" means the Invention, and includes all Know-how and all Intellectual Property Rights;

"**Territory**" means the universe, including but not limited to all sovereign and non-sovereign areas therein.

"**Third Party**" means, in respect of a Party, a Person who deals with such Party at arm's length, as that term is defined in the *Income Tax Act* (Canada) on the date hereof; and

1.2 Headings

The division of this Agreement into articles, section, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words "hereto", "herein", "hereof", "hereby" and "hereunder" and similar expressions refer to this Agreement and not to any particular section or portion of it.

References to an Article, Section, Subsection or Schedule refer to the applicable article, section subsection or schedule of this Agreement.

1.3 Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States of America.

1.4. Schedules

The following schedules are attached to and incorporated by reference into this Agreement:

Schedule A Description of Invention and Intellectual Property Rights

ARTICLE 2
TECHNOLOGY ASSIGNMENT AND COMPENSATION

2.1 Grant of Rights

(a) Subject to the terms and conditions hereinafter set forth, Assignor hereby grants to the Company all right and title in and to the Technology and the Intellectual Property Rights throughout the Territory. Without limiting the generality of the foregoing, the grant of rights by Assignor to the Company shall include the following exclusive rights:

(i) to reproduce, make, have made, use, import and sell any Product and export any Product;
(ii) to engage contractors to reproduce or make components of subsystems that incorporate or embody or that are derived from any parts of the Technology to be used or sold;
(iii) to sell any Service;
(iv) to copy, translate or modify any Copyright works relating to the Technology;
(v) to otherwise practice the Technology (including making and practicing any Company improvements); and
(vi) to grant sub-licenses of all rights granted to The Company hereunder including but not limited to those rights set out in Subsections 2.1 (a)(i) through 2.1(a)(v) hereof.

2.2 Restrictive Covenants of Company

The Company acknowledges and agrees that the Company and its Affiliates shall not use the Technology or advertise, promote, market or otherwise offer Products or Services for sale in any manner which shall use the name, identity or likeness of the Assignor without the prior written consent of the Assignor;

2.3 Restrictive Covenants of Assignor

As a material inducement to the Company entering into this Agreement, the Assignor and its Affiliates shall not, at any time, directly or indirectly, dispute or contest:

(a) the validity or enforceability of the Patents or the registration therefore; or

(b) the exclusive ownership rights of the Company in and to the Technology pursuant to this Agreement.

2.4 Non Competition

As a material inducement to the Company for entering into this Agreement, the Assignor covenants as follows:

(a) For a period of 24 months following the Effective Date, Assignor shall not, for any reason, directly or indirectly, whether through and Affiliate of Assignor or otherwise , solicit or accept business in respect to products competitive with the Products from any of the Company's customers situated in the United States of America or Canada and their respective territories and possessions.

(b) For a period of 24 months following the Term, Assignor shall not, for any reason, directly or indirectly, whether through and Affiliate of Assignor or otherwise carry on, be engaged in, concerned with, advise on, lend money to, guarantee the debts or obligations of, or permit Assignor's name or likeness to be used or employed by any person or entity concerned with, engaged in, or having interest in, any business which is the same as, or competitive with, the business of the Company as relates to the Technology or any Product. Assignor shall however, be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange the business of which public company is in competition with the business of Company, so long as Assignor does not directly or indirectly own more than 10% of the issued share capital of such company or participate in its management or operation in any way.

(c) Neither Assignor nor an Affiliate of Assignor shall be entitled to seek to enjoin or otherwise restrain the production of any Product or the provision of any Service by the Company. The sole remedy of the Assignor and its Affiliates hereunder shall be an action at law for damages.

2.5 Consideration

In consideration to Assignor for the right and title granted to the Company herein, and for the covenants of Assignor herein, the Company shall pay to Assignor the following consideration:

(a) Eight Thousand United States Dollars (USD $8000) upon execution of this Agreement by the parties; and

(b) Three percent (3%) of Net Sales payable on an as-earned basis once per quarter during the Term. No Net Sales shall be payable unless accrued by the Company.

ARTICLE 3
INTENTIONALLY DELETED

ARTICLE 4
INTELLECTUAL PROPERTY

4.1 Know-how

Assignor shall furnish a summary of the relevant Know-how to the Company within a reasonable period of time following the Effective Date, together with all documentation that is reasonably necessary for understanding the Technology, to the extent that it exists and is within the control of Assignor, along with oral explanations of the Know-how and of unwritten Confidential Information.

4.2 Improvements

(a) Subject to Sections 2.2 and 2.3 hereof, all the Company Improvements and any Intellectual Property Rights or Know-how developed by or for the Company associated therewith shall be owned exclusively by the Company.

(b) All Assignor Improvements and any Intellectual Property Rights or Know-how created by the Assignor subsequent to the Effective Date shall be owned exclusively by Assignor.

4.3 Infringement

(a) Assignor shall notify the Company promptly upon becoming aware of any claim or assertion by a Third Party that the Technology, or a Product and/or Service infringes or otherwise is in violation of a Third Party's patents or intellectual property. The Parties may enter into discussions with the Third Party to determine the existence and extent of the infringement and the Parties mutually agreed course of action. Each Party shall absorb its own costs of the discussions.

(b) The Company and the Assignor may agree to jointly defend or pursue litigation, but neither of them shall bind or commit the other to any course of action which involves liability for legal costs, expenses or damages. If the Company and Assignor agree to jointly defend or pursue litigation, then the Parties shall agree in advance on their level of participation (including, but not limited to, the funding and time to be provided by each Party) in any such claim, action, or proceeding, and each Party shall absorb its own costs in relation to any such claim, action or proceedings. The Parties acknowledge and agree that they shall share anything awarded by a court or paid as a settlement by a Third Party in proportion to each Party's level of participation as set forth above. If the Assignor and The Company fail to agree, within a reasonable time, having regard to the normal progress of litigation, as to any course of action which might

be jointly taken, then either of them may take or defend proceedings alone, if legally entitled to act alone, and shall be entitled to retain anything awarded to it by a court, or paid to it as a settlement by the Third Party. Where either the Company or the Assignor wishes to act alone or are unable to agree on a joint defense, but formalities require participation of the other, then the other shall join in the proceeding to the extent necessary for formalities. Each shall cooperate with the other in making available all necessary documents and witnesses for any legal proceedings, subject to the prompt re-imbursement by the requesting party of any out-of-pocket expenses. If either the Company or the Assignor proceeds alone, it shall indemnify the other for reasonable legal costs for representation that is reasonably necessary and for any court-ordered payments. Neither Party shall settle any such claim without the prior written consent of the other, such consent not to be unreasonably withheld.

4.4 **Confidentiality**.

(a) As of the Effective Date, all Confidential Information shall remain the exclusive property of the Company.

(b) For a period of five (5) years from the date of disclosure of Confidential Information, Assignor agrees to maintain in confidence all Confidential Information disclosed with the same degree of care as it normally takes to preserve its own confidential information, but in any event, no less than a reasonable degree of care.

(c) Assignor may only disclose Confidential Information to persons with a "need to know" who shall be made aware of, and be required to observe and comply with the covenants and obligations contained herein.

(d) Assignor may disclose Confidential Information pursuant to the requirements of a government agency or pursuant to a court order, provided that Assignor shall take all reasonable steps, including, but not limited to the seeking of an appropriate protective order, to preserve the confidentiality of the Confidential Information provided.

(e) If this Agreement is terminated for any reason, Assignor shall promptly deliver or destroy all Confidential Information without retaining copies thereof, except that Assignor may retain in the office of its legal counsel one (1) copy of written Confidential Information for record purposes only.

(f) In the event that Assignor becomes aware of, or perceives any threat that, any Confidential Information may be disclosed contrary to the provisions of this Section 4.4, or in the circumstances referred to in Subsection 4.4 (d), Assignor shall immediately provide written notice thereof to The Company.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND INDEMNITY

5.1 Representations and Warranties of the Company

The Company represents and warrants to the Assignor as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing in the jurisdiction of its incorporation, and it has the right and authority to enter this Agreement, and do all acts and things as required or contemplated to be done observed and performed by it hereunder;

(b) The execution, delivery and performance of this Agreement does not contravene any law, rule or regulation of the Company or of the jurisdiction in which it is incorporated or organized; and

(c) All necessary corporate and shareholder approvals have been obtained and are in effect with respect to the transactions contemplated hereby, and no further action on the part of the directors or shareholders is necessary or desirable to make this Agreement valid and binding on the Company.

5.2 Representations and Warranties of Assignor

The Assignor represents and warrants to the Company as follows:

(a) Subject to the Underlying Agreements, Assignor has the right, power and authority to grant to the Company all of the rights herein granted and agreed to be granted to the Company and such rights are not subject to divestment or rescission for any reason or cause, whatsoever, including, without limitation, any attempted termination of this Agreement by Assignor prior to expiration of the Term hereof;

(b) Except as disclosed herein and except to the extent that such rights are non-proprietary and in the public domain, Assignor controls all the Intellectual Property Rights, and any Underlying Agreements relating to such rights are in full force and effect and not subject to termination or rescission for any reason or cause and the Company and its licensees and assigns shall have perpetual quiet enjoyment of all Intellectual Property Rights and Technology agreed to be granted hereunder;

(c) To the best of Assignor's knowledge, (i) there are no currently existing claims, liens, or encumbrances with respect to the Technology or the Intellectual Property Rights, whether voluntary or involuntary, the effect of which can or shall interfere with the rights of the Company hereunder, and (ii) the exercise of any right herein granted to the Company, shall not violate or infringe upon the trademark, trade name, copyright, patent,

literary, personal, civil, or property right, right of privacy, or any other right of any party; and

(d) Subject to the Underlying Agreements, Assignor has not sold, assigned, transferred, conveyed, or otherwise disposed of, and shall not sell, assign, transfer, convey or otherwise dispose of, to any person any right, title or interest in or to the Technology or the Intellectual Property Rights which is in conflict with the rights granted to the Company hereunder.

(e) Assignor has neither published nor otherwise disseminated the Technology or any part thereof to be any other Third Parties except as disclosed in this Agreement

(f) Assignor has delivered or shall deliver to Assignor upon execution hereof, all Underlying Agreements, and such Underlying Agreements so delivered are the sole Underlying Agreements pertaining to the Intellectual Property Rights and the Technology.

(g) The Company shall freely and quietly enjoy all of the rights herein granted and agreed to be granted and shall have the right to fully exploit the Intellectual Property Rights, and all rights therein, throughout the Territory, without restriction or costs, whatsoever, including without limitation, payments in the nature of residuals or "profit participations" payable to Third Parties, or permissions from others, all of which shall be paid or obtained by Assignor, and which shall be Assignor's sole responsibility except as otherwise provided herein;

(h) Neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which Assignor is a party; and

5.3 **Survival of Representations and Warranties and Indemnity**

The representations and warranties hereinbefore set out are conditions on which the Parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Technology and Intellectual Property Rights by the Company and each of the Parties shall indemnify and hold and save the other and the other's Beneficiaries harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

ARTICLE 6
TERM AND TERMINATION

6.1 **Term**

This Agreement shall come into effect upon the Effective Date and shall continue in perpetuity unless earlier terminated in accordance with Section 6.2 below.

6.2 Termination

This Agreement many be terminated for material breach of any provision hereof by any of the Parties upon at least 60 days prior written notice to the Party asserted to be in breach thereof, provided that if the defaulting Party cures the breach within such 60 day period, the Agreement shall continue in full force and effect (provided that if such breach is cured and is thereafter breached again and is curable within a period of time shorter than 60days, the subsequent cure period shall be such shorter period of time as is commercially reasonable) (collectively "**Termination**").

6.3 Effect of Termination

Termination as set forth in this Section 6 shall not relieve any of the Parties of any obligations accrued under this Agreement prior to the date of termination. Each of Sections 1.1 (Definitions); 2.1 (Grant of Rights); 2.2 (Restrictive Covenants of Company);2,3 (Restrictive Covenants of Assignor); 2.4 (Non Competition) 4.2 (Improvements); 4.4 (Confidentiality); 5.1 (Representation and Warrantees of the Company); 5.2 (Representations and Warranties of the Assignor); Section 5.3 (Survival of Representations and Warranties and Indemnity); 6.2 (Termination); 6.3 (Effect of Termination); and Article 7 (General Provisions) shall survive termination of this Agreement. Upon termination of this Agreement, subject to payment by the Company of the Shares and Options to Assignor, the Company shall be the sole and exclusive owner of all right and title in and to the Intellectual Property Rights and the Technology.

ARTICLE 7
GENERAL

7.1 Relationship Between the Parties.

Nothing contained in this Agreement shall be construed as creating any relationship (whether by way of employment, agency, joint venture, association, or partnership) between the Parties. It is expressly understood that the relationship between the Parties shall be that of independent contractors, whether for the purposes of the Income Tax Act (Canada), provincial taxation legislation or otherwise.

7.2 Time

Time is of the essence of each provision of this Agreement.

7.3 Presumption

This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

7.4 Further Action

The Parties shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

7.5 Good Faith, Cooperation and Due Diligence

The Parties covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

7.6 Savings Clause

If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby and shall continue in full force and effect.

7.7 Assignment

This Agreement may be assigned by the Company in its sole discretion, whether in whole or in part. The Assignor may not assign this Agreement without the written consent of the Company. This Agreement shall be binding upon the successors of the Parties.

7.8 Notices and Correspondence

All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes thereof when mailed by certified mail to the party to be notified or faxed with evidence of receipt to the following persons at the below addresses, or to such other person(s) or addresses as either party may designate upon at least 10 days written notice to the other party.

If to Assignor:

Hakeem Hassan
15033 Canary Drive
Surrey, British Columbia
Canada, V3R 4V3

If to Company:

Protecwerx Inc.
2292 W.49th Ave.
Vancouver, British Columbia
Canada, V6M 2T9
Attention: Jerry Boyd

And with a copy to:

Bacchus Corporate and Securities Law
Suite 1820 Cathedral Place

925 West Georgia Street
Vancouver, British Columbia
Canada V6C 3L2
Facsimile: 604.632.1730

Attention: Penny Green

7.9 Entire Agreement

This Agreement, including the attached Schedule which is hereby incorporated by reference, sets forth the entire understanding and agreement among the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and neither Party shall be bound by any definition, condition, warranty or representation other than expressly stated in this Agreement. Any amendment to this Agreement shall not be effective unless it is in writing and signed by the duly authorized signing officers or attorney in fact of each Party.

7.10 Waiver

A delay or failure by any Party to exercise in whole or in part a right, power or remedy under this Agreement shall not constitute a waiver of that or any other right, power or remedy.

7.11 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another the Parties agree that a faxed signature shall be binding upon the Parties to this Agreement as though the signature was an original.

7.12 Succession

The provisions of this Agreement shall be binding upon the Parties and their respective successors and permitted assigns.

7.13 Counsel

The Parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

7.14 **Governing Law and Jurisdiction**

This agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Parties hereby attorn to the jurisdiction of the provincial and federal courts located in the city of Vancouver, British Columbia for all matters arising from this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in a legally binding manner as at the day, month and year first written above

PROTECWERX INC.

Per: ______________________________
Jerry Boyd
Its: President

Date: ______________________________

____
Hakeem Hassan

Date: ______________________________